                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                           ---------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM 8-K/A


                           ---------------------------



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


     Date of Report (Date of earliest event reported)     October 21, 1999
                                                     ----------------------


                        AAVID THERMAL TECHNOLOGIES, INC.
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)


            DELAWARE                0-27308                02-0466826
  ----------------------------    -----------            -------------
  (State or Other Jurisdiction    (Commission            (IRS Employer
        of Incorporation)         File Number)         Identification No.)


One Eagle Square, Suite 509
Concord, New Hampshire                                  03301
----------------------------------------              ----------
(Address of Principal Executive Offices)              (Zip Code)



Registrant's telephone number, including area code:   (603) 224-1117
                                                    ------------------

                                 Not Applicable
          -------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)



--------------------------------------------------------------------------------

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.


         On October 21, 1999, Aavid Thermal Technologies, Inc. (the "Company") acquired the Thermalloy Division of Bowthorpe plc. The Thermalloy Division's business is substantially similar to the Company's thermal management products business. As part of the acquisition from Bowthorpe, the Company also acquired 65.2%, representing Bowthorpe's entire shareholding, of Curamik Electronics GmbH, a German corporation which manufactures direct bonded copper substrates used in the packaging and cooling of high power electronic devices. The total purchase price was $80.0 million (including estimated transaction costs of $1.5 million), and is subject to further adjustment based on changes in the value of the Thermalloy Division's inventory between December 31, 1998 and July 31, 1999. The purchase price paid at closing includes an estimate of the inventory related purchase price adjustment. In addition, on October 28, 1999 the Company purchased an additional 20.2% of Curamik from the two minority shareholders of Curamik for approximately $2.7 million, thereby increasing its ownership of Curamik to 85.4%. The Company used $12.6 million of its cash on hand and $84.3 million of borrowings under its new credit facility described below under Item 5 to pay the purchase price for the Thermalloy Division, purchase the additional Curamik shares, repay $12.6 million of outstanding debt and pay estimated transaction costs. The Company paid $3.5 million of the $80.0 million purchase price into escrow pending receipt of the necessary Malaysian governmental approvals of the transfer of the Thermalloy Division's Malaysian operations to Aavid.



         The Thermalloy Division designs, manufactures and sells a wide range of standard and proprietary heatsinks and associated products for the cooling of semiconductors, power hybrid circuits, high power electronics and other electronic devices, primarily within the aerospace, automotive, computer, construction and telecommunications industries. The Thermalloy Division, like the Company, possesses both the engineering and production capability to design and manufacture solutions to meet customers' thermal management requirements. The Thermalloy Division has manufacturing facilities in Dallas, Texas; Monterey, Mexico; Swindon, England; Corby, England; Milan, Italy; Hong Kong and Malaysia, engineering staff in the United States and Europe and additional sales staff in France, Germany, Japan and Singapore. The Thermalloy Division, including Curamik, had revenues of approximately $102.3 million for the year ended December 31, 1998 and $74.7 million for the first nine months of 1999.


         The Company's future success will depend, in part, on its ability to fully integrate the operations and management of the Thermalloy Division. A successful integration requires, among other things, the integration of Thermalloy's product offerings and technology into Aavid's and the coordination of their sales and marketing and financial reporting efforts with Aavid's. There can be no assurance that the Company will accomplish the integration smoothly or successfully or that Aavid will realize the anticipated benefits of the Thermalloy Division acquisition. The success of the integration will require the dedication of management and other personnel resources which may temporarily distract their attention from the Company's day-to-day business.

         The Company has experienced substantial growth in its thermal management products business and has significantly expanded its operations through manufacturing capacity additions, the acquisition of the Thermalloy Division and geographic expansion. The Company intends to continue to increase its thermal products and software businesses overseas, expand the products and services it offers, and make selective acquisitions. This growth and expansion has placed, and will continue to place, a significant strain on Aavid's production, technical, financial and other management resources. To manage growth effectively, Aavid must maintain a high level of manufacturing quality, efficiency, delivery and performance and must continue to enhance its operational, financial and management systems, and attract, train, motivate and manage its employees. The Company may not be able to effectively manage this expansion, and any failure to do so could have a material adverse effect on its business and financial condition.


ITEM 5.  OTHER EVENTS.

         On October 21, 1999, in connection with the closing of the acquisition of the Thermalloy Division, the Company entered into a $100 million revolving credit and term loan facility with Canadian Imperial Bank of Commerce, as Administrative Agent, and certain other lenders (the "Credit Facility"). The Credit Facility consists of an $80 million term loan facility (the "Term Facility") and a $20 million revolving credit facility, including a $2 million letter of credit subfacility (the "Revolving Facility"). The Term Facility, all of which was borrowed on October 21, 1999 to pay the purchase price for the Thermalloy Division, pay transaction costs and provide working capital to the Thermalloy Division, matures on September 30, 2004, and will be amortized in 19 consecutive quarterly installments, commencing March 31, 2000, as follows: four quarterly payments of $2 million each; four quarterly payments of $3 million each; four quarterly payments of $4 million each; four quarterly payments of $5 million each; and three quarterly payments of $8 million each. The Revolving Facility matures on September 30, 2004. The Credit Facility bears interest at a rate equal to, at the Company's option, either (1) in the case of Eurodollar loans, the sum of (x) the interest rate in the London interbank market for loans in an amount substantially equal to the amount of borrowing and for the period of borrowing selected by Aavid and (y) a margin of between one and one-half percent and two percent (depending on the Company's consolidated leverage ratio (as defined in the credit agreement)) or (2) the sum of (A) the higher of (x) Canadian Imperial Bank of Commerce's prime or base rate or (y) one-half percent plus the latest overnight federal funds rate plus (y) a margin of between one quarter percent and three quarters percent (depending on the Company's consolidated leverage ratio). The Credit Facility may be prepaid at any time in whole or in part without penalty, and must be prepaid to the extent of certain equity or asset sales.

         The Credit Facility limits the Company's ability to incur debt, to sell or dispose of assets, to create or incur liens, to make additional acquisitions, to pay dividends, to purchase or redeem its stock and to merge or consolidate with any other person other than the previously announced merger with an entity formed by Willis Stein & Partners. In addition, the Credit Facility requires that the Company meet certain financial ratios, and provides the banks with the right to require the payment of all amounts outstanding under the facility, and to terminate all commitments thereunder, if there is a change in control of Aavid other than as contemplated by the merger agreement with entities formed by Willis Stein & Partners. The Credit Facility is guaranteed by all of the Company's domestic subsidiaries and secured by the Company's assets (including the assets and stock of its domestic subsidiaries and a portion of the stock of its foreign subsidiaries).


ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED.

                  The combined balance sheets of the Thermalloy Group as of December 31, 1998 and 1997, and the related combined profit and loss accounts, statements of total recognized gains and losses, movements in invested capital and cash flows for the years ended December 31, 1998, 1997 and 1996, and the notes thereto, and the report of Ernst & Young, are included herein.


                  The condensed combined balance sheets of the Thermalloy Group as of September 30, 1999 and 1998, and the related condensed combined profit and loss accounts, statements of total recognized gains and losses, movements in invested capital and cash flows for the nine months ended September 30, 1999 and 1998, and the notes thereto, are included herein.


         (b)      PRO FORMA FINANCIAL INFORMATION.


                  Aavid Thermal Technologies, Inc.'s unaudited pro forma condensed and combined balance sheet at October 2, 1999 and statements of operations for the year ended December 31, 1998 and the nine months ended October 2, 1999, reflecting the acquisition of the Thermalloy Division, are included herein.

         (c)  EXHIBITS.

                  2.1 Stock Purchase Agreement by and among Bowthorpe plc, Bowthorpe B.V., Bowthorpe International Inc., Bowthorpe GmbH (collectively, "Bowthorpe") and Aavid Thermal Technologies, Inc., dated as of August 23, 1999 (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K dated August 23, 1999).


                  10.1 Credit Agreement, dated as of October 21, 1999, among Aavid Thermal Technologies, Inc., as Borrower, the several lenders from time to time party hereto, CIBC World Markets Corp., as Lead Arranger and Bookrunner, and Canadian Imperial Bank of Commerce, as Issuer and Administrative Agent (previously filed).


                   23.     Consent of Ernst & Young.

                                        COMBINED

                                        FINANCIAL STATEMENTS



                                        THERMALLOY GROUP



                                        December 31, 1998

                                THERMALLOY GROUP

                          Combined Financial Statements


                                December 31, 1998





                                    CONTENTS



Report of Independent Auditors.................................................8

Combined Profit and Loss Accounts for the years ended December 31, 1998,
    1997 and 1996..............................................................9

Combined Statements of Total Recognized Gains and Losses for the years ended December 31, 1998, 1997 and 1996....................................10

Combined Balance Sheets at December 31, 1998 and 1997.........................11

Combined Statements of Movements in Invested Capital for the years ended December 31, 1998, 1997 and 1996 ...................................12

Combined Cash Flow Statements for the years ended December 31, 1998,
    1997 and 1996.............................................................13

Notes to Combined Financial Statements .......................................14

                                THERMALLOY GROUP

                         REPORT OF INDEPENDENT AUDITORS





To   The Board of Directors

     Bowthorpe plc



We have audited the combined balance sheets of Thermalloy Group as at December 31, 1998 and 1997, and the related combined profit and loss accounts and combined statements of total recognized gains and losses, movements in invested capital and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of Thermalloy Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United Kingdom generally accepted auditing standards which do not differ in any significant respect from United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Thermalloy Group at December 31, 1998 and 1997, and the combined results of its operations, and its combined cash flows for each of the three years in the period ended December 31, 1998 in conformity with accounting principles generally accepted in the United Kingdom which differ in certain respects from those generally accepted in the United States (see Note 21 of Notes to Combined Financial Statements).



                                                                   Ernst & Young

London, England

October 18, 1999

                                THERMALLOY GROUP

                        COMBINED PROFIT AND LOSS ACCOUNTS





                                                       YEAR ENDED DECEMBER 31
                                                    ----------------------------
                                       NOTES        1998        1997        1996
                                                    ----        ----        ----
                                                              (US $000'S)

SALES                                      3     102,332      94,668      80,885
Operating costs less other income          4      92,763      85,074      71,359
                                                 -------      ------      ------
OPERATING PROFIT                         3,4       9,569       9,594       9,526
Finance costs (1)                          7       1,147         658         569
                                                 -------      ------      ------
Profit before taxation                             8,422       8,936       8,957
Taxation                                   8       2,947       3,424       3,545
                                                 -------      ------      ------
Profit for the year (2)                            5,475       5,512       5,412
                                                 =======      ======      ======

---------------------

(1) The finance costs are not necessarily representative of the charges that would have been incurred by Thermalloy Group on a stand-alone basis.

(2) A summary of the significant adjustments to profit for the year that would be required if United States generally accepted accounting principles were applied, instead of those generally accepted in the United Kingdom, is set forth in Note 21 of Notes to Combined Financial Statements.




The Notes to Combined Financial Statements form part of these Financial
Statements

                                THERMALLOY GROUP

                COMBINED STATEMENTS OF TOTAL RECOGNIZED GAINS AND
                                     LOSSES


                                                 YEAR ENDED DECEMBER 31
                                                ------------------------
                                                1998      1997      1996
                                                ----      ----      ----
                                                         (US $000'S)

PROFIT FOR THE YEAR                            5,475     5,512     5,412
Currency translation                             365      (235)      392
                                               -----     -----     -----
Total recognized gains and losses
  relating to the year (1)                     5,840     5,277     5,804
                                               =====     =====     =====

-------------------------

(1) The combined statement of comprehensive income required under United States generally accepted accounting principles is set forth in Note 21 of Notes to Combined Financial Statements.



The Notes to Combined Financial Statements form part of these Financial
Statements

                                THERMALLOY GROUP

                             COMBINED BALANCE SHEETS



                                                               DECEMBER 31
                                                             ----------------
                                               NOTES         1998        1997
                                                             ----        ----
                                                               (US $000'S)

FIXED ASSETS
Intangible assets                                  9          405        --
Tangible assets                                   10       28,656      17,770
                                                           ------      ------
                                                           29,061      17,770
                                                           ------      ------
CURRENT ASSETS
Inventories                                       11       12,279      12,264
Debtors: amounts falling due within one year      12       19,485      18,197
Debtors: amounts falling due after one year       12           22         412
Cash at bank and in hand                                    2,322       2,335
                                                           ------      ------
                                                           34,108      33,208
CREDITORS:  AMOUNTS FALLING DUE WITHIN
  ONE YEAR                                        13       18,007      19,695
                                                           ------      ------
NET CURRENT ASSETS                                         16,101      13,513
                                                           ------      ------
TOTAL ASSETS LESS CURRENT LIABILITIES                      45,162      31,283

CREDITORS:  AMOUNTS FALLING DUE AFTER MORE
  THAN ONE YEAR                                   14       20,603       9,594
PROVISIONS FOR LIABILITIES AND CHARGES            17          229         753
MINORITY INTERESTS                                           (250)         11
                                                           ------      ------
NET ASSETS                                                 24,580      20,925
                                                           ======      ======

INVESTED CAPITAL (1)                                       24,580      20,925
                                                           ======      ======

----------------------

(1) A summary of the significant adjustments to invested capital that would be required if United States generally accepted accounting principles were applied, instead of those generally accepted in the United Kingdom, is set forth in Note 21 of Notes to Combined Financial Statements.



The Notes to Combined Financial Statements form part of these Financial
Statements

                                THERMALLOY GROUP

              COMBINED STATEMENTS OF MOVEMENTS IN INVESTED CAPITAL



                                                 YEAR ENDED DECEMBER 31
                                         --------------------------------------
                                         1998             1997             1996
                                         ----             ----             ----
                                                         (US $000'S)

At January 1                           20,925           19,476           18,315

Profit for the year                     5,475            5,512            5,412
Net distributions                      (2,185)          (3,828)          (4,643)
Currency translation                      365             (235)             392
                                       ------           ------           ------
At December 31 (1)                     24,580           20,925           19,476
                                       ======           ======           ======

----------------------------

(1) At December 31, 1998 the cumulative amount of goodwill charged to reserves is $21,575,000 (1997 $21,445,000; 1996 $22,225,000).





The Notes to Combined Financial Statements form part of these Financial
Statements

                                THERMALLOY GROUP

                          COMBINED CASH FLOW STATEMENTS



                                                    YEAR ENDED DECEMBER 31
                                               --------------------------------
                                               1998          1997          1996
                                               ----          ----          ----
                                                           (US $000'S)

NET CASH INFLOW FROM
  OPERATING ACTIVITIES                       14,505        11,453        10,893

RETURNS ON INVESTMENTS AND
  SERVICING OF FINANCE
Interest paid (1)                            (1,247)         (750)         (670)
Interest received (1)                           100            93           102
Minority dividend paid                         (257)         (388)         (493)
                                             ------        ------        ------
                                             (1,404)       (1,045)       (1,061)

TAX PAID                                     (3,604)       (4,170)       (3,059)

CAPITAL EXPENDITURE AND
  FINANCIAL INVESTMENT
Purchase of tangible fixed assets           (15,373)       (8,433)       (4,814)
Sale of tangible fixed assets                   203         2,050           134
Purchase of intangible
  fixed assets                                 (482)           --            --
                                             ------        ------        ------
                                            (15,652)       (6,383)       (4,680)
FINANCING (1)
Distribution to Bowthorpe Group, net         (3,810)       (3,496)       (3,685)
Movement on external loans and
  finance lease obligations                   4,620         2,567           814
Movement in amounts due to and
  from Bowthorpe Group                        6,256           855           811
                                             ------        ------        ------
                                              7,066           (74)       (2,060)
                                             ------        ------        ------
INCREASE (DECREASE) IN CASH                     911          (219)           33
                                             ======        ======        ======



The Notes to Combined Financial Statements form part of these Financial
Statements

                                THERMALLOY GROUP

The reconciliation of operating profit to net cash flow from operating activities is as follows:

                                                    YEAR ENDED DECEMBER 31
                                               --------------------------------
                                               1998          1997          1996
                                               ----          ----          ----
                                                           (US $000'S)

OPERATING PROFIT                              9,569         9,594         9,526
Depreciation charge                           4,942         3,407         3,383
Amortization of other intangibles                88            --            --
Decrease (increase) in inventories              130        (1,476)           31
Increase in debtors                            (268)       (3,611)       (2,781)
Increase in creditors and provisions             44         3,539           734
                                             ------        ------        ------
NET CASH INFLOW FROM OPERATING
  ACTIVITIES                                 14,505        11,453        10,893
                                             ======        ======        ======

-------------------------

(1) Transactions with Bowthorpe Group, interest received (paid) and financing cash flows are not necessarily representative of the amounts that would have been borne by Thermalloy Group on a stand-alone basis.

(2) The significant differences between the cash flow statements presented above and those required under United States generally accepted accounting principles are set forth in Note 21 of Notes to Combined Financial Statements.

                                THERMALLOY GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.  BASIS OF PREPARATION

These financial statements are a combination of the financial statements of the thermal management companies of Bowthorpe Group comprising Thermalloy Inc., Redpoint Thermalloy Limited, Redpoint Limited, Thermalloy Investment Company Inc., Thermalloy SA de CV, Thermalloy Limited, Thermalloy International Limited, Elbomec Thermalloy SRL, Thermalloy (Malaysia) Sdn Bhd, Curamik Electronics GmbH, Curamik Electronics Inc. (together, "Thermalloy Group") of Bowthorpe plc, a UK company, including purchased goodwill arising on Bowthorpe's acquisition of these companies. These financial statements have been prepared in conjunction with the planned divestiture of Thermalloy Group.

These combined financial statements have been prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"). All intra-Thermalloy Group transactions and balances have been eliminated on combination.

The combined financial statements include interest income and expense actually earned or paid by Thermalloy Group. During the three years ended December 31, 1998, Thermalloy Group's operations were principally funded by share capital, loans from Bowthorpe Group companies and loans from third parties. These financing arrangements were designed and implemented on a Bowthorpe Group basis, rather than from the perspective of the financing needs of Thermalloy Group. The decisions as to whether to finance companies with share capital or loans and as to whether to charge interest on any particular loan were taken based on the financial position of the companies and local taxation considerations. Where interest was charged, the rate charged varied, but was generally in line with commercial borrowing rates. The Bowthorpe Group loans generally did not have set repayment terms.

The combined financial statements reflect the actual tax charges suffered by the entities within Thermalloy Group.

The combined financial statements reflect management costs charged to the Thermalloy Group by the Bowthorpe Group based either on direct costs incurred or on assets employed. Management believes this is a reasonable basis.

The basis of funding, interest charges and financing cash flows and related cash flows and management charges are not necessarily representative of those that would have been incurred by Thermalloy Group on a stand alone basis, or of those that may be incurred by Thermalloy Group in the future.

The combined financial statements are presented in US dollars, although Bowthorpe Group's functional currency is the pound sterling. The following exchange rates have been used to translate to US dollars:

                                                                           1998              1997               1996

Profit and loss account and cash flow - average rate for the year     $1.66:(pound)1    $1.64:(pound)1     $1.56:(pound)1
Balance sheet - year end rate                                         $1.66:(pound)1    $1.65:(pound)1     $1.71:(pound)1

                                THERMALLOY GROUP

2.  ACCOUNTING POLICIES

BASIS OF ACCOUNTING

The combined financial statements are prepared under the historical cost convention and in accordance with applicable UK accounting standards and specifically in accordance with the following accounting policies.

INTANGIBLE ASSETS

As permitted by FRS 10, goodwill arising on the acquisition of a subsidiary undertakings prior to January 1, 1998 representing the excess of cost over the fair value of the attributable assets and liabilities acquired has been written off against profit and loss account reserve. In accordance with UITF 3, goodwill which has been written off the profit and loss account reserve would be charged to the profit and loss account on the subsequent disposal of the business to which it related.

Other separately identifiable intangible assets such as patent fees, licence fees and trade marks are capitalised in the balance sheet only when the value can be measured reliably or the intangible asset is purchased in the acquisition of a business. Such intangible assets are amortised over their useful economic lives up to a maximum of 20 years. The carrying value of intangible assets is reviewed for impairment at the end of the first full year following acquisition and in other periods if events or changes in circumstances indicate the carrying value may not be recoverable.

FOREIGN CURRENCIES


Transactions in foreign currencies are recorded at the rates of exchange ruling at the date of the transaction. Assets and liabilities denominated in foreign currencies are translated into sterling at the rates of exchange ruling at the balance sheet date.

On combination, the results of overseas entities are translated into sterling using average rates of exchange for the period. Exchange differences arising from the translation of opening net assets of overseas entities are taken direct to shareholders' equity. All other exchange differences are charged to income.


SALES


Sales represent the amounts shipped and invoiced to customers for goods and services during the year, excluding tax and intra-group transactions.


PRODUCT DEVELOPMENT

Product development expenditure is charged to profit and loss account in the year in which it is incurred.

PENSION COSTS

In the United Kingdom the Bowthorpe Group operates two pension schemes for the benefit of employees. These schemes require contributions to be made to separately administered funds, based on triennial actuarial valuations.

                                THERMALLOY GROUP

2.  ACCOUNTING POLICIES (continued)

PENSION COSTS

Contributions to the Bowthorpe Group United Kingdom and United States defined benefit pension schemes are charged to the profit and loss account so as to spread the cost of pensions over the employees' working lives within the Bowthorpe Group. Differences between the amounts funded and the amounts charged to profit and loss account are treated as either creditors or prepayments in the balance sheet. Variations in the pension costs, which are identified as a result of actuarial valuations, are amortised over the average expected working lives of employees.

Contributions payable to Bowthorpe Group's other plans are charged to profit and loss account in the year for which they are due.

DEFERRED TAXATION

Deferred taxation is provided using the liability method on all timing differences to the extent that they are expected to reverse in the future, calculated at the rate at which it is estimated that tax will be payable.

INVENTORIES

Inventories are valued at the lower of cost and estimated net realisable value. Cost includes all costs in bringing each product to its present location and condition, being the full manufacturing cost on a first in, first out basis, including all attributable overheads based on a normal level of activity. Net realisable value represents selling prices less further costs to be incurred to completion and on sale.

TANGIBLE ASSETS

Depreciation is not provided on freehold land where the value is separately identifiable. Depreciation is provided to write off all other assets over their estimated useful lives at rates which take into account commercial conditions at their location. Usual asset lives are as follows:

Freehold buildings                                                        50 years
Leasehold properties                                                      50 years or lease period if less
Plant and machinery                                                       3-8 years
Fixtures, fittings and equipment:     Building installations              20 years or lease period if less
                                      Fittings and equipment              3-8 years
                                      Motor vehicles                      3-5 years
                                      Business systems software           4 years

The carrying values of tangible fixed assets are reviewed for impairment in periods where events or changes in circumstances indicate the carrying value may not be recoverable.

Assets obtained under finance leases and hire purchase contracts are capitalised in the balance sheet and are depreciated over their estimated useful lives. The interest elements of the rental obligations are charged to the profit and loss account over the periods of the leases and hire purchase contracts in proportion to the balance of capital repayments outstanding.

Operating lease rentals are charged to profit and loss account over the period of the lease.

                                THERMALLOY GROUP

3.  SEGMENT ANALYSIS

                                                     YEAR ENDED DECEMBER 31
                                                --------------------------------
                                                1998          1997          1996
                                                ----          ----          ----
                                                             (US $000'S)
SALES

BY GEOGRAPHICAL AREA OF MARKET:
Europe                                        42,144        39,089        35,873
United States                                 52,198        47,648        36,651
Rest of World                                  7,990         7,931         8,361
                                             -------        ------        ------
                                             102,332        94,668        80,885
                                             =======        ======        ======

BY GEOGRAPHICAL AREA OF ORIGIN:
Europe                                        42,755        39,604        36,608
United States                                 52,558        48,912        40,054
Rest of World                                  7,019         6,152         4,223
                                             -------        ------        ------
                                             102,332        94,668        80,885
                                             =======        ======        ======

OPERATING PROFIT

BY GEOGRAPHICAL AREA OF ORIGIN:
Europe                                         6,361         5,825         5,864
United States                                  2,856         3,026         3,116
Rest of World                                    352           743           546
                                             -------        ------        ------
                                               9,569         9,594         9,526
                                             =======        ======        ======

NET OPERATING ASSETS
                                                                 DECEMBER 31
                                                              ------------------
                                                              1998          1997
                                                              ----          ----
                                                                  (US $000'S)

Europe                                                      19,043        11,972
United States                                               23,174        20,261
Rest of World                                                3,809         2,731
                                                            ------        ------
                                                            46,026        34,964
                                                            ======        ======

                                THERMALLOY GROUP

4.  OPERATING PROFIT

                                                    YEAR ENDED DECEMBER 31
                                                 -----------------------------
                                                 1998         1997        1996
                                                 ----         ----        ----
                                                             (US $000'S)
ANALYSIS OF OPERATING COSTS LESS OTHER INCOME:
Cost of sales                                  69,755       62,743      53,898
Selling and distribution                       14,025       13,813      10,514
Administration                                  9,825        8,008       7,010
Other (income)/costs                             (842)         510         (63)
                                               ------       ------      ------
                                               92,763       85,074      71,359
                                               ======       ======      ======

OPERATING PROFIT IS STATED AFTER CHARGING:
Depreciation of owned tangible fixed assets     4,518        3,187       3,134
Depreciation of finance leased assets             423          220         249
Amortization of other intangibles                  88           --          --
Research and development                        3,582        3,086       2,529
Auditors' remuneration                             81          129         119
Other fees paid to Ernst & Young                   --           26          --
Operating lease rentals
  Property                                        751          629         160
  Hire of plant and machinery                     776          275         182



5.  EMPLOYEES

                                                    YEAR ENDED DECEMBER 31
                                                 -----------------------------
                                                 1998         1997        1996
                                                 ----         ----        ----
                                                             (NUMBERS)
The average number of people employed by the Thermalloy Group during the year was:

Manufacturing                                     743          697         568
Selling and distribution                          114          111          95
Administration                                     46           39          34
                                               ------       ------      ------
                                                  903          847         697
                                               ======       ======      ======

                                                    YEAR ENDED DECEMBER 31
                                                 -----------------------------
                                                 1998         1997        1996
                                                 ----         ----        ----
                                                             (US $000'S)
Their payroll costs were:

Remuneration                                   25,160       23,707      20,094
Social security costs                           3,239        3,194       3,118
Other pension costs                               666          733         564
                                               ------       ------      ------
                                               29,065       27,634      23,776
                                               ======       ======      ======

                                THERMALLOY GROUP

6. PENSION AND OTHER POST-RETIREMENT BENEFITS

The principal Bowthorpe pension plans are a funded defined benefit plan and a defined contribution plan with a defined benefit underpin in the United Kingdom, and a defined contribution plan in the United States. Contributions to the Bowthorpe UK plans are made in accordance with the recommendations of the independent actuary of the relevant plan.

The latest actuarial valuations of the Bowthorpe UK defined benefit plans were undertaken as at April 1, 1997 using the projected unit credit method and the principal results and assumptions were as follows:

ASSUMPTION                       STAFF PENSION PLAN      RETIREMENT CASH PLAN
----------                       ------------------      --------------------
Return on investments                    9.0% pa                 9.0% pa
Salary inflation average                 6.5% pa                 6.0% pa
Price inflation                          4.5% pa                 4.5% pa
Pension increases                        4.5% pa                 4.5% pa
Dividend growth                         4.75% pa                4.75% pa
Market value of assets       (pound)72.4 million      (pound)3.8 million
Level of funding                            114%                     99%
Employer contribution rate                  7.5%                      6%

The level of funding represents the actuarial value of assets expressed as a percentage of the value of liabilities that have accrued to members after allowing for the assumed future increases in salary. For accounting purposes in accordance with SSAP24, the actuarial surplus is being spread over the average expected remaining service of plan members being 13 years.

With the exception of the United States defined benefit schemes, contributions payable to other Bowthorpe Group overseas plans are charged to profit and loss account in the year for which they are due.



7.  FINANCE COSTS

                                                       YEAR ENDED DECEMBER 31
                                                    ----------------------------
                                                    1998        1997        1996
                                                    ----        ----        ----
                                                               (US $000'S)
Interest payable on:
Bank overdrafts and loans                            283         366         393
Finance lease obligations                            562         260         277
Amounts due to Bowthorpe Group                       402         125          --
                                                   -----         ---         ---
                                                   1,247         751         670
Interest receivable on:
Bank and other deposits                               68          57          71
Amounts due from Bowthorpe Group                      32          36          30
                                                   -----         ---         ---
                                                     100          93         101
                                                   -----         ---         ---
Net finance costs                                  1,147         658         569
                                                   =====         ===         ===

As explained in Note 1, finance costs are not necessarily representative of those that would have been incurred by Thermalloy Group on a stand-alone basis or that will be incurred by Thermalloy Group in the future.

                                THERMALLOY GROUP

8.  TAXATION

The companies within Thermalloy Group have calculated tax on their own results with no account taken of other Bowthorpe Group companies for the three years ended December 31, 1998. Where tax has been borne by individual companies within Thermalloy Group, these amounts are included in the combined financial statements.

Taxation is analyzed as follows:
                                                    YEAR ENDED DECEMBER 31
                                              ---------------------------------
                                              1998          1997           1996
                                              ----          ----           ----
                                                           (US $000'S)

UK current taxation                          1,414         1,402          1,022
UK deferred taxation                            33          (153)            --
Overseas current taxation                    1,500         2,182          2,550
Over-provision in prior years                   --            (7)           (27)
                                             -----         -----          -----
                                             2,947         3,424          3,545
                                             =====         =====          =====


9.  INTANGIBLE ASSETS

                                                     (US $000'S)
COST:
At January 1, 1997                                            --
Exchange adjustment                                           --
Additions                                                     --
                                                             ---
At December 31, 1997                                          --
Exchange adjustment                                           --
Additions                                                    494
                                                             ---
At December 31, 1998                                         494
                                                             ---
AMORTIZATION:
At January 1, 1997                                            --
Exchange adjustment                                           --
Charge for the year                                           --
                                                             ---
At December 31, 1997                                          --
Exchange adjustment                                            1
Charge for the year                                           88
                                                             ---
At December 31, 1998                                          89
                                                             ---
NET BOOK VALUE:
At December 31, 1997                                          --
                                                             ===

At December 31, 1998                                         405
                                                             ===

                                THERMALLOY GROUP

10.  TANGIBLE ASSETS
                            LAND                       FIXTURES AND
                            AND                 PLANT      FITTINGS,
                         BUILDINGS                AND     EQUIPMENT
                    FREEHOLD   LEASEHOLD    MACHINERY  AND VEHICLES       TOTAL
                    --------   ---------    ---------  ------------      ------
                                           (US $000'S)
Cost:
At January 1, 1997     1,778       4,514       24,171         8,325      38,788
Exchange adjustment     (173)        (11)      (1,147)         (211)     (1,542)
Additions                 --         870        5,813         1,587       8,270
Disposals             (1,459)         --       (1,293)       (1,058)     (3,810)
                       -----       -----       ------        ------      ------
At December 31, 1997     146       5,373       27,544         8,643      41,706
Exchange adjustment       11           2          582            89         684
Additions                 46       4,395        8,252         3,060      15,753
Disposals                 --          --       (1,882)         (653)     (2,535)
                       -----       -----       ------        ------      ------
At December 31, 1998     203       9,770       34,496        11,139      55,608
                       -----       -----       ------        ------      ------
DEPRECIATION:
At January 1, 1997       336       2,760       14,490         5,566      23,152
Exchange adjustment      (47)         (5)        (697)          (86)       (835)
Charge for year            8         215        2,249           935       3,407
Disposals               (297)         --         (706)         (785)     (1,788)
                       -----       -----       ------        ------      ------
At December 31, 1997      --       2,970       15,336         5,630      23,936
Exchange adjustment       --          11          341            49         401
Charge for year            1         409        3,307         1,224       4,941
Disposals                 --          --       (1,722)         (604)     (2,326)
                       -----       -----       ------        ------      ------
At December 31, 1998       1       3,390       17,262         6,299      26,952
                       -----       -----       ------        ------      ------
NET BOOK VALUE:
At December 31, 1997     146       2,403       12,208         3,013      17,770
                       =====       =====       ======        ======      ======

At December 31, 1998     202       6,380       17,234         4,840      28,656
                       =====       =====       ======        ======      ======


11.  INVENTORIES
                                                                 DECEMBER 31
                                                               ----------------
                                                               1998        1997
                                                               ----        ----
                                                                 (US $000'S)

Raw materials                                                 3,413       2,819
Finished goods                                                1,949       2,744
Work in progress                                              6,917       6,701
                                                             ------      ======
                                                             12,279      12,264
                                                             ======      ======

The replacement cost of inventories as at December 31, 1998 and 1997 approximates to the value at which they are stated in the financial statements.

                                THERMALLOY GROUP

12.  DEBTORS

                                                                DECEMBER 31
                                                           ---------------------
                                                           1998             1997
                                                           ----             ----
                                                                (US $000'S)
Due within one year:
Trade debtors                                            17,198           16,053
Other debtors                                               624            1,096
Amounts due from Bowthorpe Group                             25               51
Tax recoverable                                             687              349
Prepayments and accrued income                              951              648
                                                         ------           ------
                                                         19,485           18,197
                                                         ======           ======
Due after more than one year:
Other debtors                                                22              412
                                                         ======           ======

The balances due from Bowthorpe Group are not necessarily representative of the amounts that would be due to Thermalloy Group on a stand-alone basis.


13.  CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR
                                                                DECEMBER 31
                                                           ---------------------
                                                           1998             1997
                                                           ----             ----
                                                                (US $000'S)

Bank overdrafts                                             128            1,083
Trade creditors                                           7,404            8,001
Amounts due to Bowthorpe Group                            1,539              488
Dividends payable-minority interest                         174              230
Distributions payable to Bowthorpe Group                  1,084            2,853
Bank loans                                                  287            1,023
Other loans and finance leases                              614              366
Other creditors                                           1,769              771
Accruals and deferred income                              2,711            2,638
Corporate taxation                                        1,418            1,747
Other taxes including VAT and social
  security                                                  879              495
                                                         ------           ------
                                                         18,007           19,695
                                                         ======           ======

Under their banking arrangements, certain entities accumulate overdraft and cash balances which are offset. Such offsets are reflected in the combined balance sheets as appropriate. Loans of $431,000 at December 31, 1998 are secured by floating charges on the assets of the borrowing business.

                                THERMALLOY GROUP

14.  CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR
                                                                DECEMBER 31
                                                           ---------------------
                                                           1998             1997
                                                           ----             ----
                                                                (US $000'S)

Bank loans                                                5,351            3,909
Other loans and finance leases                            7,317            3,074
Amounts due to Bowthorpe Group                            6,588            1,239
Other creditors                                           1,347            1,372
                                                         ------            -----
                                                         20,603            9,594
                                                         ======            =====

The balances due to Bowthorpe Group are not necessarily representative of the amounts that would be due by Thermalloy Group on a stand-alone basis. Loans of $5,888,000 at December 31, 1998 are secured by floating charges on the assets of the borrowing business. The long term bank and other loans bear interest at an average rate of approximately 5.5%.

15.  BORROWINGS

This analysis is not necessarily representative of the total level of the net borrowings that would have been incurred by Thermalloy Group on a stand-alone basis.

Maturity analysis of external borrowings:

                                                                DECEMBER 31
                                                           ---------------------
                                                           1998             1997
                                                           ----             ----
                                                                (US $000'S)
Amounts falling due are repayable as follows:

Bank loans:
Amounts falling due
Between two and five years                                5,136            3,499
Between one and two years                                   215              410
Within one year                                             415            2,106
                                                         ------            -----
                                                          5,766            6,015
                                                         ------            -----
Other loans and finance leases:
Amounts falling due
After five years                                          4,623            1,417
Between two and five years                                2,117              993
Between one and two years                                   577              665
Within one year                                             614              366
                                                         ------            -----
                                                          7,931            3,441
                                                         ------            -----
Total loans and finance leases                           13,697            9,456
                                                         ======            =====

                                THERMALLOY GROUP

16. NET DEBT

The following definitions have been used:

Cash: Cash in hand and deposits repayable on demand if available within 24 hours without penalty, less overdrafts.

External borrowings: borrowings, less overdrafts which have been treated as cash, and finance lease obligations.

ANALYSIS OF NET DEBT
                                                         DECEMBER 31
                                              ---------------------------------
                                              1998           1997          1996
                                              ----           ----          ----
                                                            (US $000'S)

Cash in hand                                 2,322          2,335         1,704
Overdrafts                                    (128)        (1,083)         (186)
                                           -------        -------        ------
Net cash                                     2,194          1,252         1,518

External borrowings                        (13,569)        (8,372)       (6,267)
Amounts due to Bowthorpe Group              (8,102)        (1,676)       (1,127)
                                           -------        -------        ------
Total borrowings                           (21,671)       (10,048)       (7,394)
                                           -------        -------        ------
Total net debt                             (19,477)        (8,796)       (5,876)
                                           =======        =======        ======

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
                                                     YEAR ENDED DECEMBER 31
                                                 ------------------------------
                                                 1998         1997         1996
                                                 ----         ----         ----
                                                             (US $000'S)

Increase (decrease) in cash                       911         (219)          33
Cash inflow from increase in debt              (4,620)      (2,567)        (814)
Cash inflow from increase in group loan        (6,256)        (855)        (811)
                                              -------       ------       ------
Change in net debt from cashflows              (9,965)      (3,641)      (1,592)
Exchange movements                               (716)         721          (11)
                                              -------       ------       ------
Movement in net debt in the year              (10,681)      (2,920)      (1,603)
Net debt at January 1                          (8,796)      (5,876)      (4,273)
                                              -------       ------       ------
Net debt at December 31                       (19,477)      (8,796)      (5,876)
                                              =======       ======       ======

                                THERMALLOY GROUP

17.  PROVISIONS FOR LIABILITIES AND CHARGES
                                                  DEFERRED
                                       PENSIONS   TAXATION     OTHER      TOTAL
                                       --------   --------     -----      -----
                                                       (US $000'S)

At January 1, 1997                          307        382        61        750
Currency translation                         --          9        (2)         7
Provisions utilized                          --         --       (11)       (11)
Charged/(released) in the year              123       (153)       37          7
                                            ---        ---       ---        ---
At December 31, 1997                        430        238        85        753
Currency translation                         --          2         1          3
Provisions utilized                        (400)      (306)      (86)      (792)
Charged/(released) in the year              265         --        --         265
                                            ---        ---       ---        ---
At December 31, 1998                        295        (66)       --         229
                                            ===        ===       ===        ===

Other provisions relate to warranties and litigation.

18.  FINANCIAL COMMITMENTS
                                                                   DECEMBER 31
                                                                 ---------------
                                                                 1998       1997
                                                                 ----       ----
                                                                   (US $000'S)

Contracted capital expenditure                                  1,848      6,803
                                                                =====      =====

Annual commitments under operating leases at December 31, were as follows:

Land and buildings:
Expiring in the first year                                         --        299
Expiring in the second to fifth years inclusive                    --         25
Expiring after the fifth year                                     257         83
                                                                -----      -----
                                                                  257        407
                                                                =====      =====

Fixtures and fittings, equipment and vehicles:
Expiring in the first year                                         70         --
Expiring in the second to fifth years inclusive                    --         --
Expiring after the fifth year                                      --         --
                                                                -----      -----
                                                                   70         --
                                                                =====      =====

19.  CONTINGENT LIABILITIES

The management of Thermalloy Group is not aware of any legal or arbitration proceedings pending or threatened against any member of Thermalloy Group which may result in any liabilities significantly in excess of provisions in the financial statements.

                                THERMALLOY GROUP

20.   RELATED PARTY DISCLOSURE

Thermalloy Group does not operate as a separate group and consequently there were a number of related party transactions between its companies and other companies and businesses within Bowthorpe Group. These include transactions relating to insurance, treasury and taxation, together with other central services supplied by Bowthorpe Group to Thermalloy Group. These transactions have not been identified individually as it is not practical to do so.

21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain respects from those generally accepted in the United States ("US GAAP"). The significant differences applicable to Thermalloy Group are described below.

Goodwill

Under UK GAAP, goodwill arising on acquisitions prior to January 1, 1998 was written off to reserves. Under US GAAP, such goodwill would be capitalized and amortized to the income statement over the estimated useful lives of the assets over its estimated useful lives not exceeding 40 years. For the purpose of the US GAAP reconciliations, goodwill is amortized over 20 years.

Under US GAAP, if any impairment indicators were present, the Group would evaluate the recoverability of goodwill and other intangible fixed assets, based on undiscounted cash flows.

Taxation

Under UK GAAP, deferred taxation is provided using the liability method in respect of timing differences. Provision is made, or recovery anticipated, where timing differences are expected to reverse without replacement in the foreseeable future. US GAAP requires taxes to be computed on a stand-alone basis by a member of a group if it issues separate financial statements.

Under US GAAP, deferred taxation is provided on the full liability basis on all temporary differences between the tax and book bases of assets and liabilities including the differences between the assigned fair values and tax bases of assets and liabilities acquired. Future taxation benefits are recognized as deferred taxation assets, subject to a valuation allowance to the extent that it is more likely than not that any part will not be realized.

There are no material differences in deferred taxation resulting from the application of US GAAP.

Pensions

The Group provides for the cost of retirement benefits based upon consistent percentages of employees' pensionable pay as recommended by independent qualified actuaries. Under US GAAP, the projected benefit obligation (pension liability) in respect of the Group's defined benefit plans would be matched against the fair value of the plans' assets and would be adjusted to reflect any unrecognized obligations or assets in determining the pension cost or credit for the year.

There are no material differences in pension costs resulting from the application of US GAAP.

                                THERMALLOY GROUP

21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

PROFIT FOR THE YEAR AND COMPREHENSIVE INCOME

                                                       YEAR ENDED DECEMBER 31
                                                       ----------------------
                                                       1998     1997     1996
                                                       ----     ----     ----
                                                            (US $000'S)

Profit for the year as reported in the combined
  profit and loss account in accordance with UK GAAP  5,475    5,512    5,412
Adjustments:
Goodwill amortization                                (1,039)  (1,066)  (1,014)
                                                      -----    -----    -----
Net income as adjusted to accord with
  US GAAP                                             4,436    4,446    4,398

Items of comprehensive income:
Currency translation                                    365     (235)     392
                                                      -----    -----    -----
US GAAP comprehensive income                          4,801    4,211    4,790
                                                      =====    =====    =====

INVESTED CAPITAL
                                                                 DECEMBER 31
                                                                -------------
                                                                1998     1997
                                                                ----     ----
                                                                 (US $000'S)

Invested capital as reported in the combined balance
sheet in accordance with UK GAAP                              24,580   20,925

Adjustments:
Goodwill:
Cost                                                          21,575   21,445
Accumulated amortization                                     (12,023) (10,918)
                                                              ------   ------
Net book value                                                 9,552   10,527
                                                              ------   ------
Invested capital as adjusted to accord
  with US GAAP                                                34,132   31,452
                                                              ======   ======

                                THERMALLOY GROUP

21. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

CONSOLIDATED STATEMENT OF CASH FLOWS

The consolidated statements of cash flows prepared under UK GAAP present substantially the same information as those required under US GAAP but they differ, however, with regard to classification of items within them and as regards the definition of cash and cash equivalents.

Under UK GAAP, cash is defined as cash in hand and deposits repayable on demand less overdrafts repayable on demand. Under US GAAP, cash and cash equivalents would not include bank overdrafts but would include cash deposits repayable within three months. Under UK GAAP, cash flows are presented separately for operating activities, returns on investments and servicing of finance, taxation, capital expenditure and financial investment, acquisitions, equity dividends, management of liquid resources and financing. US GAAP, however, requires only three categories of cash flow activity to be reported: operating, investing and financing. Cash flows from taxation and returns on investments and servicing of finance shown under UK GAAP would be included as operating activities under US GAAP. The payment of dividends would be included as a financing activity under US GAAP. Under US GAAP, capital expenditure and financial investment and acquisitions would be reported within investing activities.

The categories of cash flow activity under US GAAP can be summarized as follows:

                                                       YEAR ENDED DECEMBER 31
                                                     --------------------------
                                                     1998       1997       1996
                                                     ----       ----       ----
                                                            (US $ 000'S)

Cash inflow from operating activities               8,799      7,523      6,621
Cash outflow on investing activities              (15,652)    (6,383)    (4,680)
Cash inflow/(outflow) from financing activities     6,809       (462)    (2,553)
                                                   ------      -----      -----
(Decrease)/increase in cash and cash equivalents      (44)       678       (612)
Effect of foreign exchange rates changes               31        (47)      (138)
Cash and cash equivalents at January 1              2,335      1,704      2,454
                                                   ------      -----      -----
Cash and cash equivalents at December 31            2,322      2,335      1,704
                                                   ======      =====      =====

                                        CONDENSED COMBINED
                                        UNAUDITED FINANCIAL
                                        STATEMENTS


                                        THERMALLOY GROUP



                                        September 30, 1999

                                THERMALLOY GROUP

                Condensed Combined Unaudited Financial Statements


                               September 30, 1999





                                    CONTENTS




Condensed Combined Unaudited Profit and Loss Accounts for the nine months ended September 30, 1999 and 1998 and the twelve months ended
    September 30, 1999......................................................  32

Condensed Combined Unaudited Statements of Total Recognized Gains and
    Losses for the nine months ended September 30, 1999 and 1998 and the twelve months ended September 30, 1999..................................  33

Condensed Combined Unaudited Balance Sheets at September 30, 1999 and 1998..  34

Condensed Combined Unaudited Statements of Movements in Invested
    Capital for the nine months ended September 30, 1999 and 1998 and the twelve months ended September 30, 1999..................................  35

Condensed Combined Unaudited Cash Flow Statements for the nine months ended September 30, 1999 and 1998 and the twelve months ended
    September 30, 1999......................................................  36

Notes to Condensed Combined Unaudited Financial Statements .................  37

                                THERMALLOY GROUP

              CONDENSED COMBINED UNAUDITED PROFIT AND LOSS ACCOUNTS



                                                                 NINE          TWELVE
                                                               MONTHS           MONTHS
                                                                ENDED            ENDED
                                                         SEPTEMBER 30     SEPTEMBER 30
                                                     ------------------   ------------
                                       NOTES         1999          1998          1999
                                                     ----          ----          ----
                                                            (US $000'S)
SALES                                      2       74,687        76,264       100,679
Operating costs less other income          3      (71,243)      (68,466)      (95,483)
                                                  -------       -------       -------
OPERATING PROFIT                           2        3,444         7,798         5,196
Finance costs (1)                                    (996)         (836)       (1,300)
                                                  -------       -------       -------
Profit before taxation                              2,448         6,962         3,896
Taxation                                            1,848         2,719         2,070
                                                  -------       -------       -------
Profit for the period (2)                             600         4,243         1,826
                                                  =======       =======       =======


---------------

(1) The finance costs are not necessarily representative of the charges that would have been incurred by Thermalloy Group on a stand-alone basis.

(2) A summary of the significant adjustments to profit for the year that would be required is United States generally accepted accounting principles were applied, instead of those generally accepted in the United Kingdom, is set forth in Note 7 of Notes to Condensed Combined Unaudited Financial Statements.





The Notes to Condensed Combined Unaudited Financial Statements form part of these Condensed Combined Unaudited Financial Statements

                                THERMALLOY GROUP

                CONDENSED COMBINED UNAUDITED STATEMENTS OF TOTAL
                          RECOGNIZED GAINS AND LOSSES


                                                          NINE          TWELVE
                                                        MONTHS           MONTHS
                                                         ENDED            ENDED
                                                  SEPTEMBER 30     SEPTEMBER 30
                                              ------------------   ------------
                                              1999          1998          1999
                                              ----          ----          ----
                                                        (US $000'S)

PROFIT FOR THE YEAR                            600         4,243         1,826
Currency translation                        (1,082)          211        (1,204)
                                            ------         -----        ------
Total recognized gains and losses
  relating to the period (1)                  (482)        4,454           622
                                            ======         =====        ======


--------------

(1) The combined statement of comprehensive income required under United States generally accepted accounting principles is set forth in Note 7 of Notes to Condensed Combined Unaudited Financial Statements.




The Notes to Condensed Combined Unaudited Financial Statements form part of these Condensed Combined Unaudited Financial Statements

                                THERMALLOY GROUP

                   CONDENSED COMBINED UNAUDITED BALANCE SHEETS

                                                                                        SEPTEMBER 30
                                                                                    --------------------
                                                                       NOTES        1999            1998
                                                                                    ----            ----
                                                                                         (US $000'S)
FIXED ASSETS
Intangible assets                                                                      366           336
Tangible assets                                                                     27,409        26,610
                                                                                    ------        ------
                                                                                    27,775        26,946
                                                                                    ------        ------
CURRENT ASSETS
Inventories                                                                         12,952        14,068
Debtors: amounts falling due within one year                               4        18,949        17,744
Debtors: amounts falling due after one year                                4           797           404
Cash at bank and in hand                                                             1,670         3,926
                                                                                    ------        ------
                                                                                    34,368        36,142
CREDITORS:  AMOUNTS FALLING DUE WITHIN
  ONE YEAR                                                                 5        19,210        25,274
                                                                                    ------        ------
NET CURRENT ASSETS                                                                  15,158        10,868
                                                                                    ------        ------
TOTAL ASSETS LESS CURRENT LIABILITIES                                               42,933        37,814

CREDITORS:  AMOUNTS FALLING DUE AFTER MORE
  THAN ONE YEAR                                                            6        14,833        13,361
PROVISIONS FOR LIABILITIES AND CHARGES                                                 506           236
MINORITY INTERESTS                                                                   1,428          (202)
                                                                                    ------        ------
NET ASSETS                                                                          26,166        24,419
                                                                                    ======        ======

INVESTED CAPITAL (1)                                                                26,166        24,419
                                                                                    ======        ======


-----------

(1) A summary of the significant adjustments to invested capital that would be required if the United States generally accepted accounting principles were applied, instead of those generally accepted in the United Kingdom, is set forth in Note 7 of Notes to Condensed Combined Unaudited Financial Statements.




The Notes to Condensed Combined Unaudited Financial Statements form part of these Condensed Combined Unaudited Financial Statements

                                THERMALLOY GROUP

              CONDENSED COMBINED UNAUDITED STATEMENTS OF MOVEMENTS
                              IN INVESTED CAPITAL


                                                                               NINE              TWELVE
                                                                              MONTHS             MONTHS
                                                                               ENDED              ENDED
                                                                           SEPTEMBER 30        SEPTEMBER 30
                                                                      --------------------     ------------
                                                                       1999          1998          1999
                                                                      ------        ------        ------
                                                                                  (US $000'S)
At beginning of period                                                24,580        21,017        24,419

Profit for the period                                                    600         4,243         1,826
Net receipts/(distributions)                                           2,068        (1,052)        1,125
Currency translation                                                  (1,082)          211        (1,204)
                                                                      ------        ------        ------
At September 30 (1)                                                   26,166        24,419        26,166
                                                                      ======        ======        ======


-------------

(1) At September 30, 1999 the cumulative amount of goodwill charged to reserves is $- (1998 $-).




The Notes to Condensed Combined Unaudited Financial Statements form part of these Condensed Combined Unaudited Financial Statements

                                THERMALLOY GROUP

                CONDENSED COMBINED UNAUDITED CASH FLOW STATEMENTS

                                                                             NINE                 TWELVE
                                                                            MONTHS               MONTHS
                                                                             ENDED                ENDED
                                                                          SEPTEMBER 30         SEPTEMBER 30
                                                                      -------------------------------------
                                                                       1999          1998          1999
                                                                      ------        ------        ------
                                                                                  (US $000'S)
NET CASH INFLOW FROM OPERATING ACTIVITIES                              4,371        12,503         6,824

RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest paid (1)                                                     (1,030)         (896)       (1,378)
Interest received (1)                                                     36            56            80
Minority dividends paid                                                 (310)         (359)         (212)
                                                                      ------        ------        ------
                                                                      (1,304)       (1,119)       (1,510)

TAX PAID                                                              (2,379)       (2,273)       (4,216)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Purchase of tangible fixed assets                                     (4,794)      (11,544)       (8,515)
Sale of tangible fixed assets                                            671           240           629
Purchase of intangible fixed assets                                      (47)         (387)         (137)
                                                                      ------        ------        ------
                                                                      (4,170)      (11,691)       (8,023)
FINANCING (1)
Net Distributions                                                      3,138        (1,816)        1,166
Movement on external loans and finance lease obligations              (1,346)        1,839           375
Movement in amounts due to and from Bowthorpe Group                    1,089         4,142         3,227
                                                                      ------        ------        ------
                                                                       2,881         6,237         4,518
                                                                      ------        ------        ------
(DECREASE) INCREASE IN CASH                                             (601)        1,505        (2,407)
                                                                      ======        ======        ======

The reconciliation of operating profit to net cash flow from operating activities is as follows:

OPERATING PROFIT                                                       3,444         7,798         5,196
Depreciation charge                                                    4,384         3,275         6,037
Amortization of other intangibles                                         65            65            88
Increase in inventories                                                 (859)       (1,597)          873
Increase in debtors                                                   (1,283)        1,036        (2,606)
Decrease in creditors and provisions                                  (1,380)        1,926        (2,764)
                                                                      ------        ------        ------
NET CASH INFLOW FROM OPERATING ACTIVITIES                              4,371        12,503         6,824
                                                                      ======        ======        ======


(1) Transactions with Bowthorpe Group, interest received (paid) and financing cash flows are not necessarily representative of the amounts that would have been borne by Thermalloy Group on a stand-alone basis.

(2) The significant differences between the cash flow statements presented above and those required under United States generally accepted accounting principles are set forth in Note 7 of Notes to Condensed Combined Unaudited Financial Statements.




The Notes to Condensed Combined Unaudited Financial Statements form part ofthese Condensed Combined Unaudited Financial Statements

                                THERMALLOY GROUP

           NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS



1.  BASIS OF PREPARATION

These condensed combined financial statements are unaudited; however, in the opinion of the management of Thermalloy Group, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation have been made. Operating results for the nine-month period ended September 30 are not necessarily indicative of the results that may be expected for the full year.

The condensed combined unaudited financial statements have been prepared in accordance with the basis of preparation of the Group's Combined Financial Statements for the year ended December 31, 1998.

The condensed combined unaudited financial statements are presented in US dollars, although Bowthorpe Group's functional currency is British pounds. The following exchange rates have been used to translate to US dollars:

                                                                                          1999          1998

Profit and loss account and cash flow - average rate for the period                      1.614          1.660
Balance sheet - period end rate                                                          1.647          1.699

                                THERMALLOY GROUP

           NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS
                                  (continued)


2.   SEGMENT ANALYSIS

SALES

                                              NINE               TWELVE
                                             MONTHS              MONTHS
                                             ENDED               ENDED
                                          SEPTEMBER 30         SEPTEMBER 30
                                      --------------------     ------------
                                       1999          1998         1999
                                      ------       -------       -------
                                                (US $000'S)
BY GEOGRAPHICAL AREA OF MARKET:
Europe                                28,791        31,371        39,629
United States                         37,864        37,425        52,648
Rest of World                          8,032         7,468         8,402
                                      ------       -------       -------
                                      74,687        76,264       100,679
                                      ======       =======       =======

BY GEOGRAPHICAL AREA OF ORIGIN:
Europe                                29,381        31,605        40,616
United States                         41,038        39,506        54,091
Rest of World                          4,268         5,153         5,972
                                      ------       -------       -------
                                      74,687        76,264       100,679
                                      ======       =======       =======

OPERATING PROFIT

BY GEOGRAPHICAL AREA OF ORIGIN:
Europe                                 1,817         4,305         3,851
United States                          1,492         3,243         1,108
Rest of World                            135           250           237
                                      ------       -------       -------
                                       3,444         7,798         5,196
                                      ======       =======       =======


                                         SEPTEMBER 30
                                     -------------------
                                      1999         1998
                                     ------       ------
                                         (US $000'S)
NET OPERATING ASSETS

Europe                               18,623       18,879
United States                        25,627       19,703
Rest of World                         3,782        4,426
                                     ------       ------
                                     48,032       43,008
                                     ======       ======

                                THERMALLOY GROUP

           NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS
                                  (continued)


3.   OPERATING PROFIT


                                                                         NINE                TWELVE
                                                                        MONTHS                MONTHS
                                                                         ENDED                ENDED
                                                                     SEPTEMBER 30          SEPTEMBER 30
                                                               ----------------------      ------------
                                                                 1999           1998          1999
                                                               -------        -------        -------
                                                                                  (US $000'S)
ANALYSIS OF OPERATING COSTS LESS OTHER INCOME:
Cost of sales                                                   53,230         51,470         71,461
Selling and distribution                                        10,310         10,393         13,947
Administration                                                   5,221          3,894          7,555
Research and development                                         2,863          2,810          3,642
Other income                                                      (381)          (101)        (1,122)
                                                               -------        -------        -------
                                                                71,243         68,466         95,483
                                                               =======        =======        =======

Operating costs includes changes made by Bowthorpe Group         1,336            629          2,194

4.   DEBTORS

                                                               SEPTEMBER 30
                                                       -------------------------
                                                         1999              1998
                                                       -------            ------
                                                              (US $000'S)
Due within one year:
Trade debtors                                           18,552            16,496
Other debtors                                              203               133
Amounts due from Bowthorpe Group                          (758)              172
Tax recoverable                                            460               411
Prepayments and accrued income                             492               532
                                                       -------            ------
                                                        18,949            17,744
                                                       =======            ======
Due after more than one year:
Other debtors                                              448               404
Amounts due from Bowthorpe Group                           349                --
                                                       -------            ------
                                                           797               404
                                                       =======            ======

The balances due from Bowthorpe Group are not necessarily representative of the amounts that would be due to Thermalloy Group on a stand-alone basis.

                                THERMALLOY GROUP

           NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS
                                  (continued)

5.   CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR

                                                                SEPTEMBER 30
                                                           ---------------------
                                                            1999           1998
                                                           ------         ------
                                                               (US $000'S)
Bank overdrafts                                             1,046            850
Trade creditors                                             7,108          8,995
Amounts due to Bowthorpe Group                              3,493          2,997
Dividends payable-minority interest                            --             --
Distributions payable to Bowthorpe Group                    1,179          2,204
Bank loans                                                    257            195
Other loans and finance leases                                505            713
Other creditors                                               590            658
Accruals and deferred income                                3,390          4,936
Corporate taxation                                            385          2,815
Other taxes including VAT and social
  security                                                  1,257            911
                                                           ------         ------
                                                           19,210         25,274
                                                           ======         ======

The balances due to Bowthorpe Group are not necessarily representative of the amounts that would be due by Thermalloy Group on a stand-alone basis. Loans are secured by floating charges on the assets of the borrowing business.

6.   CREDITORS: AMOUNTS FALLING DUE AFTER ONE YEAR

                                                              SEPTEMBER 30
                                                        ------------------------
                                                         1999              1998
                                                        ------            ------
                                                              (US $000'S)
Bank loans                                               4,015             3,920
Other loans and finance leases                           5,614             6,193
Amounts due to Bowthorpe Group                           5,167             3,170
Other creditors                                             37                78
                                                        ------            ------
                                                        14,833            13,361
                                                        ======            ======

The balances due to Bowthorpe Group are not necessarily representative of the amounts that would be due by Thermalloy Group on a stand-alone basis. Loans are secured by floating charges on the assets of the borrowing business.

                                THERMALLOY GROUP

           NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS
                                  (continued)


7. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The combined financial statements are prepared in accordance with accounting principles generally accepted in the United Kingdom ("UK GAAP"), which differ in certain respects from those generally accepted in the United States ("US GAAP"). The significant differences applicable to Thermalloy Group are described in Note 21 of Notes to Combined Financial Statements for the year ended December 31, 1998.

PROFIT FOR THE YEAR AND COMPREHENSIVE INCOME

                                                                   NINE               TWELVE
                                                                  MONTHS               MONTHS
                                                                   ENDED               ENDED
                                                                SEPTEMBER 30        SEPTEMBER 30
                                                           --------------------     ------------
                                                            1999          1998          1999
                                                           ------        ------        ------
                                                                      (US $000'S)
Profit for the year as reported in the combined
  profit and loss account in accordance with UK GAAP          600         4,243         1,826

Adjustments:
Goodwill amortization                                        (759)         (780)       (1,020)
                                                           ------        ------        ------
Net income as adjusted to accord with
  US GAAP                                                    (159)        3,463           806

Items of comprehensive income:
Currency translation                                       (1,082)          211        (1,204)
                                                           ------        ------        ------
US GAAP comprehensive income                               (1,241)        3,674          (398)
                                                           ======        ======        ======


INVESTED CAPITAL

                                                                        AT SEPTEMBER 30
                                                                    ----------------------
                                                                      1999           1998
                                                                    -------        -------
                                                                         (US $ 000'S)
Invested capital as reported in the combined balance sheet in
  accordance with UK GAAP                                            26,166         24,419

Adjustments:
Goodwill:
Cost                                                                 21,406         22,081
Accumulated amortization                                            (12,703)       (12,041)
                                                                    -------        -------
Net book value                                                        8,703         10,040
                                                                    -------        -------
Invested capital as adjusted to accord with US GAAP                  17,463         34,459
                                                                    =======        =======

                                THERMALLOY GROUP

           NOTES TO CONDENSED COMBINED UNAUDITED FINANCIAL STATEMENTS
                                  (continued)

7. DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (continued)

CASH FLOWS

The categories of cash flow activity under US GAAP can be summarized as follows:

                                                                 NINE                TWELVE
                                                                MONTHS               MONTHS
                                                                 ENDED                ENDED
                                                             SEPTEMBER 30          SEPTEMBER 30
                                                        ---------------------      ------------
                                                         1999           1998          1999
                                                        ------        -------        ------
                                                                    (US $000'S)
Cash inflow from operating activities                      998          9,390         1,310
Cash outflow on investing activities                    (4,170)       (11,691)       (8,023)
Cash inflow from financing activities                    2,571          3,806         4,502
                                                        ------        -------        ------
 (Decrease)/increase in cash and cash equivalents         (601)         1,505        (2,211)
Effect of foreign exchange rates changes                   (49)            37           (45)
Cash and cash equivalents at January 1                   2,320          2,384         3,926
                                                        ------        -------        ------
Cash and cash equivalents at September 30                1,670          3,926         1,670
                                                        ======        =======        ======

         UNAUDITED PRO FORMA CONDENSED AND COMBINED FINANCIAL STATEMENTS


         On October 21, 1999, we completed the acquisition of the Thermalloy Division from Bowthorpe plc. The total purchase price was $80.0 million (including estimated transaction costs of $1.5 million), and is subject to further adjustment based on changes in the value of the Thermalloy Division's inventory between December 31, 1998 and July 31, 1999. The purchase price paid at closing includes an estimate of the inventory related purchase price adjustment. We paid $3.5 million of the $80.0 million purchase price into escrow pending receipt of the necessary Malaysian governmental approvals of the transfer of the Thermalloy Division's Malaysian operations to us. We expect to receive these approvals in the first half of 2000. In addition, on October 28, 1999 we purchased an additional 20.2% of Curamik from the two minority shareholders of Curamik for approximately $2.7 million, thereby increasing our ownership of Curamik to 85.4%. We used $12.6 million of our cash on hand and $84.3 million of borrowings under our new credit facility described in Item 5 above to pay the purchase price for the Thermalloy Division, purchase the additional Curamik shares, repay $12.6 million of outstanding debt and pay estimated transaction costs.


         The following unaudited pro forma financial data gives effect to our acquisition of the Thermalloy Division and the additional 20.2% of Curamik, which will be accounted for by the purchase method. The pro forma unaudited balance sheet as of October 2, 1999 gives effect to the acquisition of the Thermalloy Division and the additional Curamik shares, including the incurrence of $84.3 million of indebtedness to finance the acquisition (including the additional Curamik shares), to repay our existing outstanding indebtedness and to pay estimated transaction costs, as if the acquisition had occurred on October 2, 1999, the last day of our fiscal quarter. The pro forma unaudited statements of income for the year ended December 31, 1998 and the nine months ended October 2, 1999 give effect to the acquisition of the Thermalloy Division and the additional Curamik shares, including the incurrence of $84.3 million of indebtedness to finance the acquisition (including the additional Curamik shares), to repay our existing outstanding indebtedness and to pay estimated transaction costs, as if the acquisition had occurred on January 1, 1998. In combining the financial information of Aavid and the Thermalloy Division to reflect the acquisition of the Thermalloy Division and the additional Curamik shares, the financing of the acquisition and the accounting policies of Aavid, certain reclassifications of historical financial data have been made. The pro forma financial statements assume that we also acquired on October 21, 1999 (1) the Malaysian operations of the Thermalloy Division, which were actually closed into escrow pending receipt of regulatory approvals, and (2) an additional 20.2% of Curamik which we acquired from its minority shareholders on October 28, 1999, thereby increasing our ownership interest in Curamik to 85.4%.


         The unaudited pro forma combined statements of income do not give pro forma effect to the anticipated cost savings resulting from the combination of Aavid and the Thermalloy Division. The cost savings will primarily result from
(1) the closure of the two Aavid manufacturing facilities and a Thermalloy Division manufacturing facility due to the elimination of duplicate operations,
(2) a reduction of selling, general and administrative costs through elimination of overlapping functions and (3) operating improvements such as purchasing synergies, improved leverage of existing resources, implementation of best practices or similar efficiencies. The pro forma financial statements do not give effect to possible revenue reductions that may result from potential customer dislocation and loss due to the Merger and plant closures.


         The information contained herein has been prepared utilizing a preliminary purchase price allocation subject to refinement until pertinent information related to the acquisition has been obtained. The pro forma adjustments discussed herein are based on available information and assumptions that we believe are reasonable. We believe that the final allocation of the Thermalloy Division purchase price will not differ materially from the preliminary estimated amounts. We estimate that the final purchase price allocation will be completed once the final integration plan for the acquisition is completed. We commenced the final integration plan for the acquisition promptly following the closing and expect to substantially complete it no later than one year after the closing.

         The following pro forma unaudited financial data should be read in conjunction with the historical consolidated financial statements of Aavid and the Thermalloy Division, including the respective notes thereto, which are incorporated by reference in this Proxy Statement. Please see "Where You Can Find More Information" for information about how you can obtain copies of these financial statements.

         The unaudited pro forma financial data is presented for informational purposes only and is not necessarily indicative of our operating results or financial position that would have occurred had the acquisition of the Thermalloy Division occurred at the dates indicated, nor is it necessarily indicative of our future operating results or financial position following the acquisition.

                        AAVID THERMAL TECHNOLOGIES, INC.
            UNAUDITED PRO FORMA CONDENSED AND COMBINED BALANCE SHEET
                              AS OF OCTOBER 2, 1999
                             (DOLLARS IN THOUSANDS)




                                                           HISTORICAL                                PRO FORMA
                                                     ------------------------      PRO FORMA           FOR THE
                                                       AAVID      THERMALLOY*     ADJUSTMENTS        ACQUISITION
                                                     --------    ------------     -----------        -----------
ASSETS
Current Assets:
                                                                                   $(12,619)(a)
Cash and cash equivalents                            $ 23,811      $  1,670          (1,115)(b)        $ 11,747
Accounts receivable, net                               35,476        17,997            (444)(b)          53,029
Inventories                                            14,593        12,952           3,049 (c)          27,545
                                                                                     (3,049)(d)
Deferred income taxes                                   9,357            --              --               9,357
Prepaids and other current assets                       3,845           952            (372)(b)           4,425
                                                     --------       -------        --------            --------
         Total current assets                          87,082        33,571         (14,550)            106,103
Property, plant and equipment,
   net of accumulated depreciation                     41,758        27,409          (1,938)(e)          67,229
Other assets                                            7,535         9,866          41,272(f)(g)(h)     49,970
                                                                                     (8,703)(i)
                                                     --------       -------        --------            --------
         Total Assets                                $136,375       $70,846        $ 16,081            $223,302
                                                     ========       =======        ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:

Accounts payable                                     $ 13,212      $  7,108        $     --            $ 20,320
Current portion long-term debt                          3,939         4,845          (4,939)(a)           4,000
                                                                                     (4,845)(b)
                                                                                      4,000 (a)
Accrued expenses and other current
   liabilities                                         25,171         7,763             575 (j)          32,690
                                                                                       (819)(b)
                                                     --------       -------        --------            --------
         Total current liabilities                     42,322        19,716          (7,028)             57,010
Long-term debt                                          9,276        14,833          80,313 (a)          81,436
                                                                                    (14,306)(b)
                                                                                     (8,680)(a)
Deferred income taxes                                   2,189            --           2,520 (k)           4,709
Minority interests                                         --         1,428            (820)(l)             608
                                                     --------       -------        --------            --------
         Total liabilities                             53,787        35,977          53,999             143,763
         Total stockholders' equity                    82,588        34,869         (34,869)(l)          79,539
                                                                                     (3,049)(d)
                                                     --------       -------        --------            --------
Total Liabilities and Stockholders' Equity           $136,375       $70,846        $ 16,081            $223,302
                                                     ========       =======        ========            ========
------------
* As of September 30, 1999


                        AAVID THERMAL TECHNOLOGIES, INC.
         UNAUDITED PRO FORMA CONDENSED AND COMBINED STATEMENTS OF INCOME
                    FOR THE NINE MONTHS ENDED OCTOBER 2, 1999
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                            HISTORICAL                                    PRO FORMA
                                                    ---------------------------       PRO FORMA            FOR THE
                                                       AAVID      THERMALLOY**      ADJUSTMENTS(1)      ACQUISITION(1)
                                                    ----------    -------------     --------------      --------------

Net sales                                           $  145,239       $74,687         $    --             $  219,926
Cost of sales                                           90,769        53,230            (360)(m)            144,130
                                                                                         491 (n)
                                                    ----------       -------         -------             ----------
Gross profit                                            54,470        21,457            (131)                75,796
Selling, general and administrative expenses            34,054        16,290           1,265 (o)             49,514
                                                                                      (1,336)(p)
                                                                                        (759)(i)
Research and development                                 5,154         2,863              --                  8,017
                                                    ----------       -------         -------             ----------
Income from operations                                  15,262         2,304             699                 18,265
Interest expense, net                                     (257)         (996)         (3,145)(q)             (4,398)
Other income (expense), net                               (277)          381              --                    104
                                                    ----------       -------         -------             ----------
Income before taxes                                     14,728         1,689          (2,446)                13,971
Provision for income taxes                              (5,241)       (1,848)            425 (r)             (6,664)
                                                    ----------       -------         -------             ----------
Net income(loss)                                    $    9,487       $  (159)        $(2,021)            $    7,307
                                                    ==========       =======         =======             ==========
Net income per share, basic                         $     1.01                                           $     0.78
Weighted average common shares
      outstanding:                                   9,374,672                                            9,374,672
Net income per share, diluted                       $     0.97                                           $     0.75
Weighted average common shares and
      equivalents outstanding:                       9,781,146                                            9,781,146

--------
** For the nine months ended September 30, 1999.

                        AAVID THERMAL TECHNOLOGIES, INC.
         UNAUDITED PRO FORMA CONDENSED AND COMBINED STATEMENTS OF INCOME
                       FOR THE YEAR ENDED DECEMBER 31,1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                            HISTORICAL                                    PRO FORMA
                                                    ---------------------------        PRO FORMA           FOR THE
                                                      AAVID          THERMALLOY       ADJUSTMENTS(1)     ACQUISITION(1)
                                                    ----------       ----------       --------------     --------------

Net sales                                           $  209,078        $102,332        $    --             $  311,410
Cost of sales                                          138,431           9,755           (480)(m)            208,360(d)
                                                                                          654 (n)
                                                    ----------        --------        -------             ----------
Gross profit                                            70,647          32,577           (174)               103,050
Selling, general and administrative expenses            43,783          21,307          1,687 (o)             64,254
                                                                                       (1,484)(p)
                                                                                       (1,039)(r)
Research and development                                 6,756           3,582             --                 10,338
Restructuring and buyout of compensation
   agreement                                             5,740              --             --                  5,740
                                                    ----------        --------        -------             ----------
Income from operations                                  14,368           7,688            662                 22,718
Interest expense, net                                   (1,342)         (1,147)        (3,986)(q)             (6,475)
Other income (expense), net                               (520)            842             --                    322
                                                    ----------        --------        -------             ----------
Income before taxes                                     12,506           7,383         (3,324)                16,565
Provision for income taxes                              (4,385)         (2,947)           589 (r)             (6,743)
                                                    ----------        --------        -------             ----------
Net income (loss)                                   $    8,121        $  4,436        $(2,735)            $    9,822
                                                    ==========        ========        =======             ==========
Net income per share, basic                         $     0.94                                            $     1.13
Weighted average common shares outstanding:          8,668,368                                             8,668,368
Net income per share, diluted                       $     0.86                                            $     1.04
Weighted average common shares and
   equivalents outstanding:                          9,484,826                                             9,484,826

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                         FINANCIAL STATEMENT ADJUSTMENTS
                             (DOLLARS IN THOUSANDS)

(a) Adjustment to reflect the use of cash on hand and $84,313 in borrowings under our new senior credit facility to repay existing debt, fund the acquisition of the Thermalloy Division and the purchase of an additional 20.2% of Curamik shares and pay estimated transaction costs as follows:


Sources of funds:
        Cash on hand                                          $12,619
        New senior credit facility                             84,313
                                                              -------
        Total sources of funds                                $96,932
                                                              =======
Uses of funds:
         Thermalloy Division purchase price                   $78,484
         Additional Curamik GmbH purchase price                 2,679
         Repay Aavid existing debt                             12,619
         Estimated transaction costs (including bank
           financing fees of $1,650)                            3,150
                                                              -------
                                                              $96,932
                                                              =======

(b) Adjustment to eliminate assets not acquired and liabilities not assumed by Aavid.

(c)          Adjustment to record inventory at fair value.

(d) Represents non-recurring $3,049 charge resulting from the write-up of inventory to fair value that occurred during purchase accounting for the Thermalloy Division's opening balance sheet. Actual cost of sales in the 12 months following the acquisition will reflect this additional charge. This amount has not been reflected in the pro forma statements of income.

(e)          Adjustment to record fixed assets at fair value.

(f) Adjustment to record the goodwill resulting from the acquisition of the Thermalloy Division and an additional 20.2% of Curamik. The goodwill is calculated as follows:


Cash paid for Thermalloy Division............................    $78,484
Cash paid for additional 20.2% of Curamik....................      2,679
Estimated transaction costs (excluding bank
          financing fees of $1,650)..........................      1,500
                                                                 -------
                                                                  82,663
Less: estimated fair value of net tangible assets
          acquired...........................................     42,705
Less: estimated fair value of intangible assets
          acquired...........................................      6,225
                                                                 -------
Goodwill.....................................................    $33,733
                                                                 =======

(g) Adjustment to record $1,650 in deferred financing fees related to additional borrowings discussed in (a) above.

(h) Adjustment to record an asset of $5,889 related to present value of estimated market value rent expense related to the Thermalloy Division's Dallas facility, which is being made available to us on a rent free basis through 2008.

(i) Adjustment to write-off existing Thermalloy Division goodwill of $8,703 and related amortization of $1,039 for the year ended December 31, 1998 and $759 for the nine months ended September 30, 1999, arising from their prior acquisitions.

(j) Adjustment to record accrued liabilities related to severance costs associated with the closure of certain offices and operations of the Thermalloy Division, which is estimated to be $575. This adjustment excludes the estimated severance and other costs associated with the closure of certain offices and operations of Aavid, which costs cannot be capitalized and must be expensed and are estimated to be approximately $1,500. These amounts are preliminary estimates of management. Management is currently in the process of finalizing their assessment of these costs and committing to a final integration plan, which is expected to be completed and communicated to employees as soon as possible, but in no event later than one year from the date of the Thermalloy Division acquisition. The exact amount and type of severance benefits to be received by each employee is unknown at this time. Once the nature of the actual severance benefits has been determined, actual severance liabilities arising from this restructuring may differ from the amount included within these pro forma financial statements.

(k) Adjustment to record the deferred tax liability on the write-up of assets which are not recognized for corporate income tax purposes.

(l)          Adjustment to eliminate Thermalloy Division equity.

(m) Adjustment to record the decrease in depreciation resulting from the write down of fixed assets to fair value that occurred in purchase accounting, in the amounts of $480 in the year ended December 31, 1998 and $360 in the nine months ended October 2, 1999. These amounts assume an estimated remaining useful life of 4 years.

(n) Adjustment to record amortization of the prepaid rent asset discussed in (g) above. This asset is being amortized over the life of the lease, 9 years, in the amounts of $654 for the year ended December 31, 1998 and $491 for the nine months ended October 2, 1999.

(o) Adjustment to record the straight line amortization on the excess of purchase price over the tangible and intangible assets acquired (goodwill), calculated on a straight line basis over 20 years as follows:

                                                                             NINE MONTHS
                                                        YEAR ENDED         ENDED OCTOBER 2,
                                                     DECEMBER 31, 1998          1999
                                                     -----------------     -----------------
Goodwill amortization related to the
    Thermalloy Division acquisition                      $1,594                 $1,195
Goodwill amortization related to the
    acquisition of additional shares of Curamik              93                     70
                                                         ------                 ------
New goodwill amortization                                $1,687                 $1,265
                                                         ======                 ======


         The actual amortization recorded after consummation of the acquisition of the Thermalloy Division may differ from these amounts due to the full allocation of purchase price to assets and liabilities pursuant to Accounting Principles Board Opinion No. 16.

(p) Adjustment to eliminate management fees paid by Thermalloy to Bowthorpe plc in the amount of $1,484 for the year ended December 31, 1998 and $1,336 for the nine months ended September 30, 1999. This charge relates to management advice and consultation provided by Bowthorpe plc and does not consist of any direct expenses that would be incremental to Aavid under the combination. We believe that net sales and expenses would not have materially changed if Bowthorpe plc did not provide the management services.

(q) Adjustments to interest expense resulting from the elimination of interest expense associated with Thermalloy Division's borrowings, additional interest and amortization of deferred financing costs associated with our additional borrowings used to fund the acquisitions of the Thermalloy Division and additional Curamik shares as follows:


                                                        YEAR ENDED            NINE MONTHS
                                                       DECEMBER 31,        ENDED OCTOBER 2,
                                                          1998                   1999
                                                       ------------        ----------------
Interest on the new senior credit facility at 7.43%
  (which represents the interest rate on the loans at
  the date of borrowing) and fees to lenders             $6,414                 $4,792
Interest expense saved on Thermalloy Division's
  existing indebtedness                                  (1,147)                  (996)
Interest expense saved on Aavid's existing
  indebtedness                                           (1,611)                  (899)
Amortization of deferred financing fees                     330                    248
                                                         ------                 ------
Net incremental interest expense                         $3,986                 $3,145
                                                         ======                 ======

         Pro forma interest expense would be as follows if interest rates on bank borrowings were to decrease or increase 1/8%:



ASSUMED CHANGE IN INTEREST RATE                              ASSUMED INTEREST EXPENSE
                                                       ---------------------------------------
                                                           YEAR ENDED        NINE MONTHS ENDED
                                                       DECEMBER 31, 1998      OCTOBER 2, 1999
                                                       -----------------     -----------------
Increase of 1/8%..................................           $6,580              $4,477
Decrease of 1/8%..................................           $6,370              $4,319

(r) Adjustment to record the adjustment to the income tax provision related to pro forma adjustments after considering the impact of non-deductible goodwill.


1. The unaudited pro forma combined statements of income do not give pro forma effect to anticipated cost savings resulting from the combination of Aavid and the Thermalloy Division, because these adjustments do not meet the factually supportable criteria of SEC regulations. These costs savings will primarily result from the closure of two Aavid manufacturing facilities and a Thermalloy Division manufacturing facility due to the elimination of duplicative operations, including, among other costs, the elimination of employee payroll and benefits and certain rental, office and other direct expenses. We also expect to reduce selling, general and administrative expenses at Thermalloy's U.S. corporate office by eliminating or combining duplicative corporate functions. These cost savings are expected to be as follows:


                                                                           NINE MONTHS
                                                      YEAR ENDED         ENDED OCTOBER 2,
                                                   DECEMBER 31, 1998          1999
                                                   -----------------     ----------------
Indirect manufacturing cost savings
  from plant closings                                   $1,532               $  998
Cost savings from elimination of duplicative
  selling, general and administrative functions          3,124                2,299
                                                        ------               ------
Total cost savings                                      $4,656               $3,297
                                                        ======               ======


         The anticipated cost savings and reductions as a result of the acquisition are based upon historical costs and actual savings achieved could differ materially. The cost savings do not give effect to possible revenue reductions that may result from potential customer dislocation and loss due to the Merger and plant closures. We also expect to achieve additional cost savings from taking certain other actions, the effect of which we are unable to quantify at this time, such as benefits resulting from operating improvements such as purchasing synergies, improved leverage of existing resources, implementation of best practices or similar efficiencies.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                        AAVID THERMAL TECHNOLOGIES, INC.



                                        By: /s/ John W. Mitchell
                                            ------------------------------------
                                                Name: John W. Mitchell
                                                Title: General Counsel



     Date: December 29, 1999

                                  Exhibit Index

         2.1 Stock Purchase Agreement by and among Bowthorpe plc, Bowthorpe B.V., Bowthorpe International Inc., Bowthorpe GmbH (collectively, "Bowthorpe") and Aavid Thermal Technologies, Inc., dated as of August 23, 1999 (incorporated herein by reference to Exhibit 2.1 to the Company's Current Report on Form 8-k dated August 23, 1999).


         10.1 Credit Agreement, dated as of October 21, 1999, among Aavid Thermal Technologies, Inc., as Borrower, the several lenders from time to time party hereto, CIBC World Markets Corp., as Lead Arranger and Bookrunner, and Canadian Imperial Bank of Commerce, as Issuer and Administrative Agent (previously filed).


          23.     Consent of Ernst & Young.